For the semi-annual period ended (a) September 30, 2007
File number (c) 811-05468



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on August 22,
2007. At such meeting the stockholders elected three Class I
Directors.


a)	Election of Directors

            					FOR		 		Withheld

		David E.A. Carson		14,241,896		562,990
		Richard A. Redeker	 	14,248,432		556,544
		Judy A. Rice 			14,240,234		564,742